PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated December 19, 2003)	Registration No. 333-110898

CARDIAC SCIENCE, INC.

26,638,319 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated December 19, 2003 of Cardiac Science, Inc., relating to the offer and sale from time to time of up to (i) 12,483,334 shares of our outstanding common stock and (ii) 14,154,985 shares of our common stock issuable upon exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. Capitalized terms used in this prospectus supplement but not defined shall have the meanings assigned to such terms in the prospectus.

Subsequent to the date of the prospectus, an aggregate of 7,534,911 shares of our common stock set forth in the prospectus as being owned by Complient Corporation were assigned to certain of Complient Corporation’s stockholders in connection with Complient Corporation’s plan of liquidation and dissolution. The following table amends and restates in its entirety the table set forth in the prospectus under the caption “Selling Stockholders” to reflect the foregoing assignments (no additional shares of our common stock are being offered for resale hereunder):

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Number of Shares of Common Stock Offered for Sale Hereunder	Number of Shares of Common Stock Beneficially Owned Assuming Sale of All Shares offered Hereunder	Percentage of Common Stock Beneficially Owned Assuming Sale of All Shares Offered Hereunder
Perseus Acquisition/ Recapitalization Fund, LLC(2)	5,731,039	5,731,039	—	*
Perseus Market Opportunity Fund, LP(3)	5,334,109	5,334,109	—	*
Cardiac Science Co-Investment, LP(4)	2,086,504	2,086,504	—	*
Complient Corporation	1,690,089	1,690,089	—	*
Embassy & Co.(5)	1,025,000	1,025,000	—	*
Walter Villiger(6)	1,454,979	495,000	959,979	1.2%
Langley Partners L.P.(7)	1,411,667	1,411,667	—	*
Thomas Girschweiler(8)	990,000	495,000	495,000	*
General Electric Medical Information Systems(9)	750,000	750,000	—	*
Truk Opportunity Fund L.L.C.(10)	55,000	55,000	—	*
Allen & Caron, Inc.(11)	24,000	24,000	—	*
Matt Clawson(12)	9,000	6,000	3,000	*
County Line Limited, L.L.C.(13)	65,118	65,118	—	*
Medtronic Physio-Control Corp.(13)	145,835	145,835	—	*
J.P. Morgan Partners (BHCA), L.P.(13)	1,776,817	1,776,817	—	*
Healthcare Equity Partners, L.P.(13)	80,944	80,944	—	*
Healthcare Equity QP Partners, L.P.(13)	247,430	247,430	—	*
Healthcare Equity CPR, L.L.C.(13)	3,447	3,447	—	*
Great Lakes Capital Investments II, L.L.C.(13)	14,716	14,716	—	*
Great Lakes Capital Investments III, L.L.C.(13)	11,335	11,335	—	*
Great Lakes Capital Investments IV, L.L.C.(13)	7,444	7,444	—	*
National City Equity Partners, Inc.(13)	189,187	189,187	—	*
The Kindt-Collins Company LLC(13)	550,525	550,525	—	*

(Continued from prior page)

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Number of Shares of Common Stock Offered for Sale Hereunder	Number of Shares of Common Stock Beneficially Owned Assuming Sale of All Shares offered Hereunder	Percentage of Common Stock Beneficially Owned Assuming Sale of All Shares Offered Hereunder
Marvin Marks(13)	19,444	19,444	—	*
Stephen W. and Barbara Schuman(13)	1,646	1,646	—	*
Laura McKenna(13)	15,967	15,967	—	*
PineTree Co. Ltd.(13)	127,622	127,622	—	*
Sells Investment Co.(13)	1,719	1,719	—	*
Boake A. Sells Trust dtd. 12/14/88(13)	121,865	121,865	—	*
John W. Dorsey(13)	4,861	4,861	—	*
Brenton P. Cook, Trustee, Brenton P. Cook Trust dtd. 6/28/99(13)	740	740	—	*
McDonald Investments Inc. C/FBO John J. Meilner IRA A/C 85879052 dtd. 6/6/96(13)	1,042	1,042	—	*
Wayne Van Dam(13)	740	740	—	*
Cleveland Clinic Foundation(13)	72,917	72,917	—	*
GS Capital Partners III, L.P.(13)	1,305,010	1,305,010	—	*
GS Capital Partners III Offshore, L.P.(13)	358,763	358,763	—	*
Goldman Sachs & Co. Verwaltungs GmbH(13)	60,246	60,246	—	*
Stone Street Fund 2000, L.P.(13)	164,193	164,193	—	*
Bridge Street Special Opportunities Fund 2000, L.P.(13)	82,096	82,096	—	*
Seligman New Technologies Fund, Inc.(13)	63,607	63,607	—	*
Seligman Investment Opportunities (Master) Fund—NTV Portfolio(13)	32,504	32,504	—	*
Seligman Investment Opportunities (Master) Fund—NTV II Portfolio(13)	195,559	195,559	—	*
BancBoston Capital, Inc.(13)	636,050	636,050	—	*
Roundwood Capital L.P.(13)	48,612	48,612	—	*
Roundwood Capital II L.P.(13)	48,612	48,612	—	*
Key Principal Partners LLC(13)	722,692	722,692	—	*
R. Louis Schneeberger(13)	20,694	20,694	—	*
Frank D. Gruttadauria(13)	9,197	9,197	—	*
Charles W. Walton(13)	25,760	25,760	—	*
Jack A. Staph(13)	9,722	9,722	—	*
Marvin Solganik(13)	9,722	9,722	—	*
Calfee, Halter & Griswold LLP(13)	9,722	9,722	—	*
Thomas R. Kully(13)	7,292	7,292	—	*
NonQuitt Partners(13)	9,722	9,722	—	*
Clark Callander(13)	9,467	9,467	—	*
Dominique Sémon(13)	972	972	—	*
Thomas G. Kelly(13)	2,429	2,429	—	*
Jeanne Chung(13)	1,458	1,458	—	*
Thomas W. Killilea(13)	487	487	—	*
Sheryl Skolnick(13)	973	973	—	*
Peter McNierney (13)	1,944	1,944	—	*
Cleveland Pacific Equity Partners I, L.P.(13)	97,223	97,223	—	*
EPKO Investment, Inc.(13)	24,306	24,306	—	*
Alain M. Oberrotman(13)	6,448	6,448	—	*
Robert A. Lauer(13)	21,748	20,748	1,000	*
David Strang(13)	32,194	32,194	—	*
Moxahela Enterprises, LLC(13)	55,126	55,126	—	*
Totals:	28,097,298	26,638,319	1,458,979	1.8%

*	Indicates less than one percent (1%).

(1)	“Prior to Offering” means prior to the offering by the selling stockholders of the securities registered under this S-3 for resale.
(2)	Pursuant to that certain Senior Note and Warrant Purchase Agreement dated as of May 29, 2002 (the “Purchase Agreement”), Perseus Acquisition/Recapitalization Fund, LLC purchased (i) warrants to purchase 4,357,657 shares of our common stock at an exercise price of $3.00 as adjusted (ii) warrants to purchase 1,318,911 shares of our common stock at an exercise price of $3.96 as adjusted, (iii) warrants to purchase 43,577 shares of our common stock an exercise price of $4.61 as adjusted and (iv) warrants to purchase 10,894 shares of our common stock an exercise price of $1.75 as adjusted. All of the warrants are exercisable until May 30, 2009. The shares underlying the warrants are included in the registration statement of which this prospectus is a part. Ray E. Newton, III is a managing director of Perseus, LLC, is also a member of our board of directors.
(3)	Pursuant to the Purchase Agreement, Perseus Market Opportunity Fund, LP, purchased (i) warrants to purchase 4,055,847 shares of our common stock at an exercise price of $3.00 as adjusted (ii) warrants to purchase 1,227,564 shares of our common stock at an exercise price of $3.96 as adjusted, (iii) warrants to purchase 40,558 shares of our common stock at an exercise price of $4.61 as adjusted and (iv) warrants to purchase 10,140 shares of our common stock at an exercise price of $1.75 as adjusted. All of the warrants are exercisable until May 30, 2009. The shares underlying the warrants are included in the registration statement of which this prospectus is a part. Ray E. Newton III is a managing director of Perseus, LLC, and is also a member of our board of directors.
(4)	Pursuant to the Purchase Agreement, Cardiac Science Co-Investment, LP, purchased (i) warrants to purchase 1,586,496 shares of our common stock at an exercise price of $3.00 as adjusted, (ii) warrants to purchase 480,177 shares of our common stock at an exercise price of $3.96 as adjusted, (iii) warrants to purchase 15,865 shares of our common stock an exercise price of $4.61 as adjusted and (iv) warrants to purchase 3,966 shares of our common stock at an exercise price of $1.75 as adjusted. All of the warrants are exercisable until May 30, 2009. The shares underlying the warrants are included in the registration statement of which this prospectus is a part. Ray E. Newton III is a managing director of Perseus, LLC, and is also a member of our board of directors.
(5)	Embassy & Co. is holding the shares as nominee for U.S. Bank N.A. in its capacity as escrow agent for the benefit of Complient Corporation.
(6)	Represents 1,409,979 shares of common stock and warrants to purchase 45,000 shares of common stock at $5.00.
(7)	Represents 1,283,334 shares of common stock and warrants to purchase 128,333 shares of common stock at $5.00.
(8)	Represents 945,000 shares of common stock and warrants to purchase 45,000 shares of common stock at $5.00.
(9)	Pursuant to a development agreement, we issued GE a warrant to purchase 750,000 shares of our common stock with an exercise price of $3.00 per share.
(10)	Represents 50,000 shares of common stock and warrants to purchase 5,000 shares of common stock at $5.00.
(11)	Represents warrants to purchase 12,000 shares of common stock at $1.80 and 12,000 at $3.27. Allen & Caron, Inc. provides corporate communication services to us and is compensated partly through warrants to purchase shares of our common stock.
(12)	Represents warrants to purchase 3,000 shares of common stock at $1.80, 3,000 at $3.27 and 3,000 at $2.00. Matt Clawson is an employee of Allen & Caron, Inc., which provides corporate communication services to us and is compensated partly through warrants to purchase shares of our common stock.
(13)	Represents shares of common stock assigned by Complient Corporation to certain of its stockholders, respectively, pursuant to an assignment instrument dated January 20, 2004, as amended March 19, 2004, in connection with Complient Corporation’s plan of liquidation and dissolution. Prior to the delivery of any shares to a Complient Corporation stockholder, such stockholder shall have entered into a lock-up agreement that provides for, among other things, a proportionate monthly release of a portion of the stockholder’s shares from lock-up over an 8-month period ending on or about November 14, 2004.

All information in this prospectus supplement is as of March 31, 2004.

The date of this prospectus supplement is March 31 2004.